Exhibit 10.24

INDEMNITY TO GUARANTOR

THIS AGREEMENT made as at the 7th day of January, 2004.

WHEREAS the Peru Copper Syndicate S.A., a Peruvian corporation, (called “PCS S.A.”) on or about June 6, 2003 entered into an agreement with Empresa Minera Del Centro Del Peru S.A. (called “Centromin”) regarding a transfer contract for the transfer of certain mining concessions, land, building, licenses and information (called the “Toromocho Option Contract”);

AND WHEREAS PCS S.A. is a Peruvian corporation that is owned by Peru Copper Syndicate, Ltd., a Cayman Island corporation, (called “PCSL”) and PCSL is owned by Lowell Mineral Exploration, L.L.C., as to 25%, La Ermita Ltda., as to 25%, Sunbeam Opportunities Limited, as to 25%, Fisherking Holdings Ltd., as to 15%, and Catherine McLeod-Seltzer, as to 10%;

AND WHEREAS section 7.6 of the Toromocho Option Contract requires that PCS S.A., as a guarantee of faithful compliance, deliver to Centromin a bank guarantee in favor of Centromin for the sum of U.S.$2 million (called the “Bank Guarantee”), valid for a period of not less than 14 months from the date of execution of the Toromocho Option Contract;

AND WHEREAS Lowell Mineral Exploration, L.L.C. an Arizona limited liability company and J. David Lowell and Edith S. Lowell, husband and wife (collectively called the “Guarantor”) agreed to provide, and did provide, the Bank Guarantee to facilitate the compliance by PCS S.A. with the terms and conditions of the Toromocho Option Contract;

AND WHEREAS it was not the intention of the shareholders of PCSL that the Bank Guarantee should be the sole obligation of the Guarantor but rather that the obligation to provide the Bank Guarantee should be allocated amongst the shareholders of PCSL in accordance with their respective shareholdings in PCSL until such time as PCSL is able to provide the Bank Guarantee;

FOR VALUE RECEIVED I, Geoff Loudon, both in my capacity as the authorized signatory for Sunbeam Opportunities Limited and in my personal capacity (collectively called the “Indemnifier”), each of 16 Eaton Mews

North, London, United Kingdom SW1X 8AR, fax: 44-(0)20-7245 0921, e-mail loudons@attglobal.net HEREBY COVENANT, UNDERTAKE AND AGREE that if as a result of the Bank Guarantee the Guarantor is required to pay any money to Centromin as a penalty (called the “Penalty Payment”) in accordance with the terms of the Toromocho Option Contract then I, the Indemnifier, will immediately pay to the Guarantor my pro rata share of the Penalty Payment, based upon my shareholdings in PCSL at such time as the Penalty Payment is made by the Guarantor.

If the Indemnifier fails to perform its obligations hereunder, the Guarantor will have the election to either (1) institute legal action to collect any funds that have not been contributed in support of the indemnification required hereunder or (2) treat such failure as a failure to contribute funds under an approved budget and call for funds under the provisions of Sections 6.2 and 6.3 of the Mining Venture Agreement.

This Agreement will terminate and be of no further force or effect upon the Guarantor being unconditionally released from the Bank Guarantee.

This Agreement will be construed by the internal laws but not the laws of conflict of the State of Arizona and the parties consent to the jurisdiction of the courts of the State of Arizona for the purposes of resolution of any dispute hereunder.

This rights and obligations under this Agreement will not be assignable without the prior written consent of the Guarantor which consent may be withheld in the sole discretion of the Guarantor.

Any notices under this Agreement will be sent to the address specified herein by courier, fax, or e-mail and notice will be effective upon actual receipt as evidenced by a return receipt or by confirmation to the sender by the recipient of the receipt of a fax or e-mail.

SUNBEAM OPPORTUNITIES LTD.

By:
Geoff Loudon, Director

GEOFF LOUDON, in my personal capacity

AUSTRALIA	)
) ss.
STATE OF	)

On this      day of                                          , 200   the undersigned                                 , Notary Public of the City of                         , Australia by Royal Authority duly admitted and sworn, practicing in the said City, there personally appeared Archibald Geoffrey LOUDON, who identified himself to me by means of his              Passport number             , and signed the foregoing instrument in my presence, acknowledging to me that he signed the same in his capacity both as a Director of a British Virgin Islands corporation styled SUNBEAM OPPORTUNITIES LIMITED and, in his personal capacity, for the use and purposes therein mentioned and contained.

Notary Public

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